Exhibit 99.1

Antero Resources Announces Borrowing Base Increase to $4.0 Billion

Denver, Colorado, October 16, 2014 — Antero Resources Corporation (NYSE: AR) (“Antero” or the “Company”) announced today that the borrowing base under its bank credit facility has been increased to $4.0 billion.  This represents a $1.0 billion increase over Antero’s previous borrowing base announced in May 2014.  In addition, lender commitments under the facility were increased by $500 million to $3.0 billion.  The $3.0 billion commitment can be expanded to the full $4.0 billion borrowing base upon bank approval.

The bank syndicate, which is co-led by JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A., was expanded to add five banks increasing the number of participants to 26 banks.  As of June 30, 2014, and adjusted for this borrowing base and lender commitment increase, Antero had $1.2 billion drawn under the credit facility and $237 million in letters of credit outstanding, resulting in $1.5 billion of available liquidity and over $2.5 billion of unused borrowing base capacity.  The next redetermination of the borrowing base is scheduled to occur in the second quarter of 2015.

Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional oil and liquids-rich natural gas properties located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. The Company’s website is located at www.anteroresources.com.

This release includes “forward-looking statements”. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Antero’s Annual Report on Form 10-K for the year ended December 31, 2013.

For more information, contact Michael Kennedy — VP Finance, at (303) 357-6782 or mkennedy@anteroresources.com.